                          Offer to Purchase for Cash
               All Issued and Outstanding Shares of Common Stock
                                      of
                                     EMCON
                                      at
                              $6.75 NET PER SHARE
                                      by
                        SEISMIC ACQUISITION CORPORATION
                           a wholly owned subsidiary
                                      of
                              THE IT GROUP, INC.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, JUNE 14, 1999, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN AT LEAST A NUMBER OF SHARES (AS DEFINED HEREIN) OF EMCON, A CALIFORNIA CORPORATION (THE "COMPANY"), EQUAL TO EIGHTY PERCENT (80%) OF THE SHARES ISSUED AND OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--18. CERTAIN CONDITIONS OF THE OFFER."

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.
                                 -----------

                                   IMPORTANT

  Any shareholder of the Company desiring to tender all or any portion of their Shares should either (1) complete and sign the Letter of Transmittal dated as of May 17, 1999 (the "Letter of Transmittal"), or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders of the Company that have their Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

  A shareholder of the Company who desires to tender their Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares."

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer materials, may be directed to the Information Agent. Shareholders of the Company may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                 -----------

                     The Dealer Manager for the Offer is:

                         [LOGO OF CIBC WORLD MARKETS]

May 17, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 INTRODUCTION............................................................    1
 THE TENDER OFFER........................................................    4
     1. Terms of the Offer; Expiration Date.............................     4
     2. Procedure for Accepting the Offer and Tendering Shares..........     5
     3. Withdrawal Rights...............................................     7
     4. Acceptance for Payment and Payment for Shares...................     8
     5. Certain Federal Income Tax Consequences.........................     9
     6. Price Range of the Shares.......................................    11
     7. Certain Information Concerning the Company......................    11
     8. Certain Information Concerning Purchaser and Parent.............    15
     9. Source and Amount of Funds......................................    17
    10. Contacts with the Company; Background of the Offer and the
         Merger.........................................................    18
    11. Purpose of the Offer and the Merger.............................    21
    12. Plans for the Company...........................................    22
    13. The Merger Agreement and Related Agreements.....................    22
    14. Going Private Transactions......................................    32
    15. Interests of Certain Persons in the Offer and the Merger........    32
    16. Dividends and Distributions.....................................    34
    17. Effects of the Offer on the Market for Shares; Exchange Listing
         and Exchange Act Registration..................................    34
    18. Certain Conditions of the Offer.................................    36
    19. Certain Legal Matters; Regulatory Approvals.....................    37
    20. Fees and Expenses...............................................    38
    21. Miscellaneous...................................................    39

 SCHEDULE I Directors and Executive Officers of the Company..............  I-1
 SCHEDULE II Directors and Executive Officers of Parent and Purchaser.... II-1
 ANNEX A  Text of Chapter 13 of the California General Corporation Law...  A-1

To the Shareholders of EMCON:

                                 INTRODUCTION

  Seismic Acquisition Corporation, a California corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of The IT Group, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the issued and outstanding shares (the "Shares") of common stock, no par value per share (the "Company Common Stock") of the Company, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated as of May 17, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), at a price of $6.75 per Share, net to each seller in cash, without interest (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price").

  THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE AND NOT WITHDRAWN AT LEAST A NUMBER OF SHARES EQUAL TO EIGHTY PERCENT (80%) OF THE SHARES ISSUED AND OUTSTANDING ON A FULLY DILUTED BASIS (INCLUDING FOR PURPOSES OF SUCH CALCULATION ALL SHARES ISSUABLE UPON EXERCISE OF ALL STOCK OPTIONS WHICH ARE VESTED OR SCHEDULED TO VEST ON OR BEFORE JULY 9, 1999 WITH AN EXERCISE PRICE LESS THAN THE OFFER PRICE, AND CONVERSION OF ALL CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHASE OR ACQUIRE SHARES WITH A CONVERSION PRICE LESS THAN THE OFFER PRICE (COLLECTIVELY, "DERIVATIVE SECURITIES"); PROVIDED, HOWEVER, THAT SUCH CALCULATION SHALL NOT INCLUDE (A) SHARES ISSUABLE PURSUANT TO DERIVATIVE SECURITIES THAT BY THEIR TERMS WILL TERMINATE OR BE CANCELED UPON CONSUMMATION OF THE OFFER OR (B) SHARES ISSUABLE PURSUANT TO DERIVATIVE SECURITIES AS TO WHICH THE COMPANY HAS OBTAINED A WRITTEN CONSENT FROM THE HOLDER THAT SUCH DERIVATIVE SECURITIES WILL NOT BE CONVERTED PRIOR TO THE EFFECTIVE TIME (AS DEFINED HEREIN) OR (C) SHARES ISSUABLE PURSUANT TO DERIVATIVE SECURITIES AS TO WHICH THE COMPANY TAKES APPROPRIATE ACTION TO PROVIDE THAT SUCH DERIVATIVE SECURITIES SHALL AUTOMATICALLY CONVERT INTO THE RIGHT TO RECEIVE AN AMOUNT IN CASH EQUAL TO THE PRODUCT OF (i) THE EXCESS, IF ANY, OF THE CASH MERGER CONSIDERATION (AS DEFINED HEREIN) OVER THE PER SHARE EXERCISE OR CONVERSION PRICE OF SUCH DERIVATIVE SECURITIES AND (ii) THE NUMBER OF SHARES SUBJECT TO SUCH DERIVATIVE SECURITIES WHICH ARE EXERCISABLE IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFER) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH UNDER THE CAPTION "THE TENDER OFFER--18. CERTAIN CONDITIONS OF THE OFFER" IN THIS OFFER TO PURCHASE.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 14, 1999, UNLESS EXTENDED. SEE "THE TENDER OFFER--
1. TERMS OF THE OFFER; EXPIRATION DATE."

  The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of May 10, 1999 (the "Merger Agreement"), by and among the Company, Purchaser and Parent, which provides, among other things, for the commencement of the Offer by Purchaser and further provides that, following the purchase of Shares pursuant to the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the election of Parent, to the extent that such action would not cause a failure of a condition to the Offer or the Merger, the Merger may be structured so that the Company shall be merged with and into Purchaser with the result that Purchaser shall become the Surviving Corporation. The consummation of the Merger is subject to the satisfaction or, if permissible, waiver of certain conditions, including the approval, if required, of the adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder of the Company. If Purchaser acquires at least 90% of the Shares in the Offer, under the California General Corporation Law (the "CGCL"), it will be able to consummate the Merger without a vote of the Company's shareholders.

  At the effective time of the Merger (the "Effective Time"), if Purchaser holds at least 90% of the Shares then outstanding, each Share issued and outstanding prior to the Effective Time (other than Shares held by Parent, Purchaser, the Company or any of their wholly owned subsidiaries (collectively, the "Excluded Shares"), and any Shares with respect to which the holder properly exercises such holder's appraisal rights in accordance with the CGCL (the "Dissenting Shares")) shall automatically be canceled and extinguished and shall be converted into the right to receive the Offer Price in cash, without interest thereon, subject to appropriate and proportionate adjustments in the event of any reclassification, recapitalization, stock split, stock dividend or similar transaction with respect to the Shares (the "Cash Merger Consideration"). If Purchaser does not hold at least 90% of the Shares then outstanding at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and any Dissenting Shares, shall automatically be canceled and extinguished and shall be converted into the right to receive that fraction of a fully paid and nonassessable share of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") equal to the Conversion Number (the "Stock Merger Consideration" and, together with the Cash Merger Consideration, the "Merger Consideration"). The Conversion Number shall be equal to a fraction (rounded to the nearest third decimal point), (a) the numerator of which shall be equal to the Cash Merger Consideration and (b) the denominator of which shall be equal to the average of the closing sales price of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") for each of the ten (10) consecutive trading days ending on, and including, the second trading day immediately preceding the date on which a final vote of the shareholders of the Company on the adoption and approval of the Merger shall have been held (the "Parent Average Stock Price"); provided, however, that if the Parent Average Stock Price is equal to or less than $12.50, then the Conversion Number shall be 0.540. Accordingly, the value of the Stock Merger Consideration may be less than the Offer Price received by holders of Shares that are purchased pursuant to the Offer if the market price of shares of Parent Common Stock is less than $12.50 at the Effective Time.

  Each Excluded Share shall be canceled and extinguished and cease to exist without any conversion thereof, and no payment shall be made with respect thereto. Each holder (other than holders of Excluded Shares) of a certificate representing any Shares shall, after the Effective Time, cease to have any rights with respect to such Shares, except either to receive the Merger Consideration upon surrender of such certificate, or to exercise such holder's appraisal rights as provided in the Merger Agreement and the CGCL.


  RAYMOND JAMES & ASSOCIATES, INC., FINANCIAL ADVISOR TO THE COMPANY ("RAYMOND JAMES"), HAS DELIVERED A WRITTEN OPINION TO THE BOARD, DATED MAY 10, 1999 (THE "OPINION"), TO THE EFFECT THAT, AS OF MAY 7, 1999, THE TERMS OF THE OFFER AND THE MERGER, TAKEN COLLECTIVELY, ARE FAIR FROM A FINANCIAL POINT OF VIEW TO THE COMPANY'S SHAREHOLDERS. THE FULL TEXT OF THE OPINION IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE

"SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING PROVIDED TO SHAREHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE. SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY.

  The Company has informed Purchaser that as of April 30, 1999 all of the executive officers and directors of the Company as a group owned 195,326 Shares and held options to purchase 423,750 Shares. See "THE TENDER OFFER--15. Interests in Certain Persons in the Offer and the Merger."

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS OR AN OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY PARENT COMMON STOCK OR OTHER SECURITIES. ANY SUCH SOLICITATION, IF REQUIRED, WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS (THE "PROXY STATEMENT") COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND ANY OFFER OF PARENT COMMON STOCK WILL BE MADE ONLY THROUGH A PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH FINAL PROSPECTUS SHALL ALSO BE A PART OF THE PROXY STATEMENT.

  Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C., as Depositary (in such capacity, the "Depositary"), MacKenzie Partners, Inc., as Information Agent (in such capacity, the "Information Agent"), and CIBC World Markets Corp., as Dealer Manager (in such capacity, the "Dealer Manager") incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--20. Fees and Expenses."

  Consummation of the Merger is subject to a number of conditions, including, if required, the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company. See "THE TENDER OFFER--18. Certain Conditions of the Offer" and "THE TENDER OFFER--19. Certain Legal Matters; Regulatory Approvals." The Board has recommended that the Company's shareholders approve the Merger and has taken all lawful action to solicit such approval. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder of the Company. If Purchaser acquires at least 90% of the Shares in the Offer, under the CGCL, it will be able to consummate the Merger without a vote of the Company's shareholders.

  The information contained in this Offer to Purchase concerning the Company, including, without limitation, information concerning the deliberations, approvals and recommendations of the Board in connection with the transaction, the Opinion and the Company's capital structure and historical and projected financial information, was supplied by the Company or has been taken from or based upon publicly available documents or records. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and Purchaser was supplied by Purchaser.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. SEE ALSO "THE TENDER OFFER--21. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE COMMISSION IN CONNECTION WITH THE OFFER.

                               THE TENDER OFFER

1. Terms of the Offer; Expiration Date.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all of the Shares validly tendered pursuant to the Offer prior to the Expiration Date (as defined below) and not withdrawn in accordance with the provisions set forth in this Offer to Purchase under the caption "THE TENDER OFFER--3. Withdrawal Rights." The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, June 14, 1999, unless and until Parent or Purchaser (subject to any restrictions contained in the Merger Agreement) shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Parent or Purchaser, shall expire. Any determination concerning the satisfaction of the terms and conditions of the Offer will be made by Purchaser in its good faith judgment and such determination will be final and binding on all tendering shareholders.

  Purchaser expressly reserves the right to waive any conditions of the Offer (except as otherwise provided in the Merger Agreement), to increase the Offer Price, to extend the duration of the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that without the Company's prior written consent, no change may be made that decreases the Offer Price, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes any conditions to the Offer in addition to the conditions set forth herein under the caption "THE TENDER OFFER--18. Certain Conditions of the Offer" or amends any other material terms of the Offer in a manner adverse to the Company's shareholders.

  Parent and Purchaser agree that if all of the conditions set forth herein under the caption "THE TENDER OFFER--18. Certain Conditions of the Offer" are not satisfied by the time of any scheduled termination of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Purchaser shall extend the Offer until such conditions are satisfied or waived; provided further, that Purchaser shall not be required to extend the Offer beyond July 9, 1999. Purchaser may also (a) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or (b) extend the Offer for any reason on one or more occasions for an aggregate of not more than twenty (20) business days beyond the initial Expiration Date if more than the number of Shares sufficient to satisfy the Minimum Condition but less than 90% of the Shares issued and outstanding have been tendered. As used in this Offer to Purchase, "business day" means any day other than a day on which banks in the State of New York are authorized to close or the NYSE is closed.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Offer to Purchase under the caption "THE TENDER OFFER--
3. Withdrawal Rights." However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  The Company has provided Purchaser with the Company shareholder list, a non-objecting beneficial owners list and security position listings for the purpose of disseminating the Offer to shareholders. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record shareholders and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedure for Accepting the Offer and Tendering Shares.

 Valid Tender of Shares

  For a shareholder to validly tender Shares pursuant to the Offer, either
(a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

 Book-Entry Transfers

  The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" as used in this Offer to Purchase means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that a Book-Entry Transfer Facility has received an express acknowledgment from the participant in a Book-Entry Transfer Facility tendering the Shares that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

 Signature Guarantees

  No signature guarantee on the Letter of Transmittal is required if (a) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in such Letter of Transmittal or (b) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered or not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

 Guaranteed Delivery

  If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered; provided that such shareholder has duly complied with all of the following guaranteed delivery procedures:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (c) the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) NYSE trading days after the date of such Notice of Guaranteed Delivery. An "NYSE trading day" is any day on which securities are traded on the NYSE.

  The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or, in the case of book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by Purchaser to any tendering shareholders, regardless of any extension of the Offer or any delay in making such payment.

 Determination of Validity

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (except as otherwise set forth in the Merger Agreement) or any defect or irregularity in the tender of any Shares with respect to any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

 Other Requirements

  By executing the Letter of Transmittal as set forth herein, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the Expiration
Date), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

 Backup Federal Income Tax Withholding

  To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a shareholder tendering Shares in the offer must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such shareholder pursuant to the Offer. All shareholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Non-corporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

3. Withdrawal Rights.

  Tenders of Shares made pursuant to the Offer will be irrevocable, except that tendered Shares may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for as provided herein, may also be withdrawn at any time after July 15, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 3. Any such delay will be by an extension of the Offer to the extent required by law. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth above in "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described above in "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares" at any time on or prior to the Expiration Date.

4. Acceptance for Payment and Payment for Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all of the Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in "THE TENDER OFFER--3. Withdrawal Rights" promptly after the latest to occur of (a) the Expiration Date, (b) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") and (c) the satisfaction or waiver of the other conditions to the Offer set forth under "THE TENDER OFFER--18. Certain Conditions of the Offer." Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or governmental regulation.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the Share Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares"), (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (c) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payments shall be satisfied and tendering shareholders thereafter must look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 to the Letter of Transmittal, as well as any charges and expenses of the Depositary, the Information Agent and the Dealer Manager.

  If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described under "THE TENDER OFFER--3. Withdrawal Rights."

  If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any reason, Share Certificates for any such Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares" above, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

  Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of Purchaser's subsidiaries or affiliates, the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for purchase.

5. Certain Federal Income Tax Consequences.

  The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive the Cash Merger Consideration or are exchanged for the Stock Merger Consideration. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the United States federal income tax consequences to all categories of shareholders that may be subject to special rules (e.g., shareholders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, shareholders who perfect their appraisal rights under the CGCL, foreign shareholders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the United States federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

  ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  The receipt of cash for Shares tendered pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for United States federal income tax purposes, a shareholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. In addition, an exchange of Shares for the Stock Merger Consideration also will be a taxable transaction for United States federal income tax purposes. In this instance, an exchanging shareholder will recognize gain or loss in an amount equal to the difference between (a) the fair market value, determined as of the time of such exchange, of the shares of Parent Common Stock and (b) the adjusted tax basis in the relevant Shares exchanged therefor. Provided that the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer. The maximum federal income tax rate applicable to non-corporate taxpayers on long-term capital gains is generally 20%.

  A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals and entities) who tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares."

  If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return.

6. Price Range of the Shares.

  The Company Common Stock are traded on the Nasdaq National Market System ("Nasdaq") under the symbol MCON. The following table sets forth, for the periods indicated, the high and low sales prices of the Company Common Stock as reported on Nasdaq:

                                                                    High   Low
                                                                    ----- -----
   Year Ended December 31, 1997:
     First Quarter................................................. $3.75 $3.00
     Second Quarter................................................ $4.06 $2.88
     Third Quarter................................................. $5.50 $3.13
     Fourth Quarter................................................ $6.88 $4.63
   Year Ended December 31, 1998:
     First Quarter................................................. $5.13 $4.63
     Second Quarter................................................ $5.25 $3.31
     Third Quarter................................................. $5.13 $2.81
     Fourth Quarter................................................ $3.50 $2.50
   Year Ended December 31, 1999:
     First Quarter................................................. $4.75 $3.06
     Second Quarter (through May 14, 1999)......................... $6.50 $3.25

  On May 10, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale quotation of the Shares on Nasdaq was $5.63 per Share. On May 14, 1999, the last full day of trading before the commencement of the Offer, according to published sources, the last reported sale quotation of the Shares on Nasdaq was $6.44 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMPANY COMMON STOCK.

7. Certain Information Concerning the Company.

 General

  The Company is a California corporation with its principal offices located at 400 South Camino Real, Suite 1200, San Mateo, California 94402.

  The Company provides comprehensive environmental engineering, design, construction, operations and maintenance, and equipment fabrication services to a variety of public and private industrial and solid waste clients. The Company is comprised of two reporting segments (the Operation and Construction Division and the Professional Services Division) and services three key service lines: Solid Waste, Site Restoration and Facility Services. The Company was incorporated in California in 1971.

 Company Available Information

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and shares held by them), the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street N.W., Washington, DC 20549. The Commission also maintains an Internet site on the World Wide Web at
<http://www.sec.gov> that contains reports, proxy statements and other information.

 Directors and Officers

  The name, address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of the Company is set forth in Schedule I hereto.

 Summary Financial Information

  The following tables set forth certain summary consolidated financial information with respect to the Company and its consolidated subsidiaries derived from the audited financial statements contained in the Company's 1998 Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and March 31, 1998. The following summary is qualified in its entirety by reference to the more comprehensive financial information included in such documents, including the financial statements and related notes contained therein as well as other documents filed by the Company with the Commission, which are available for inspection in the manner set forth above under "Company Available Information."

                         THE COMPANY AND SUBSIDIARIES

                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (Amounts in thousands, except per share data)

                          Three Months
                              Ended                  Fiscal Year Ended
                         ----------------  ----------------------------------------
                          March    March
                           31,      31,    December 31,   December 31, December 31,
                          1999     1998        1998           1997         1996
                         -------  -------  ------------   ------------ ------------
                           (Unaudited)
Income Statement Data (a):
  Gross Revenue......... $30,226  $28,779    $151,348       $139,343     $137,626
  Net Revenue...........  26,168   25,822     129,960        109,502      117,705
  Direct Expenses.......  13,477   13,822      76,749         56,134       52,608
  Indirect Expenses.....  13,239   11,857      49,373         49,782       65,844
  Restructuring/other
   charges..............     --       --           (4)(b)     (1,612)       8,197
  Loss on disposition of
   laboratory...........     --       --          --             333        3,327
  Income (loss) from
   operations...........    (548)     143       3,842          4,865      (12,271)
  Interest Income.......      92      168         548            516          317
  Interest Expense......    (337)    (293)     (1,234)        (1,251)      (1,112)
  Equity in income
   (loss) of
   affiliates...........      41       15         (15)            (2)         227
  Minority interest
   income/(expense).....     (11)      22         --            (810)        (188)
  Income (loss) before
   provision (benefit)
   for income taxes.....    (763)      55       3,141          3,318      (13,027)
  Provision (benefit)
   for income taxes.....    (378)      35       1,508          1,161       (2,936)
  Net income (loss).....    (385)      20       1,633          2,157      (10,091)

Per Share Data (a):
  Basic earnings (loss)
   per share............ $ (0.05) $     0    $   0.19       $   0.25     $  (1.19)
  Diluted earnings per
   share................     N/A        0        0.19           0.25          N/A
  Shares used in
   computing basic
   earnings (loss) per
   share................   8,318    8,573       8,648          8,549        8,485
  Shares used in
   computing diluted
   earnings per share...     N/A    8,827       8,795          8,693          --

Balance Sheet Data (a):
  Total assets.......... $90,769  $89,854    $ 95,889       $ 93,075     $ 90,912
  Working capital.......  26,553   32,911      28,307         32,583       34,601
  Noncurrent obligations
   and deferred income
   taxes................  11,128   13,530      11,584         14,177       16,799
  Shareholders' equity..  58,822   58,124      59,137         58,100       55,812

---------------------
(a) The Company was involved in several acquisitions, mergers and divestitures during the periods presented.

(b) As of December 31, 1998, $367,000 of the 1996 restructuring charges were paid and $275,000 remains in other accrued liabilities. Net reductions of $4,000 and $586,000 to the reserve were recorded in 1998 and 1997, respectively, to reflect lower than anticipated costs associated with the abandonment and subsequent sublease of certain office space and lower than anticipated severance costs due to retaining certain previously identified personnel.

  Except as otherwise noted in this Offer to Purchase, all of the information, including the preceding financial information, with respect to the Company set forth in this Offer to Purchase has been supplied by the Company or derived from publicly available documents and records on file with the Commission or other public sources. Although Purchaser or Parent has no knowledge that any such information is untrue, Purchaser and Parent take no responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

 Certain Company Projections

  In the course of discussions giving rise to the Merger Agreement (see "The TENDER OFFER--10. Contacts with the Company; Background of the Offer and the Merger"), representatives of the Company furnished representatives of Parent certain business and financial information that was not publicly available, including certain financial projections for 1999 (the "Company Projections"). The Company does not as a matter of course make public any estimates as to future performance or earnings. The Company Projections were prepared solely for the Company's internal purposes and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The Company projections were not prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in the Offer to Purchase solely because it was furnished to Parent in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto.

  THE PROJECTED FINANCIAL INFORMATION SET FORTH BELOW NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND THE COMPANY'S OR PARENT'S CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES IN THE COMPANY'S OPERATIONS OR CAPITAL STRUCTURE THAT MAY RESULT FROM THE OFFER AND THE MERGER. SEE "THE TENDER OFFER--11. PURPOSE OF THE OFFER AND THE MERGER," "THE TENDER OFFER--12. PLANS FOR THE COMPANY" AND "THE TENDER OFFER--
13. THE MERGER AGREEMENT AND RELATED AGREEMENTS." IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTED FINANCIAL INFORMATION WILL BE VALID, AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE COMPANY PROJECTIONS. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, PARENT OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. INFORMATION PERTINENT TO THE COMPANY PROJECTIONS WAS FURNISHED BY THE COMPANY AND NONE OF PARENT, PURCHASER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE COMPANY PROJECTIONS.

                                                                    1999*
                                                                --------------
                                                                (In thousands)
   Total Gross Sales...........................................    164,688
   Net Sales...................................................    151,599
   Gross Profit................................................     60,474
   Earnings Before Interest, Taxes, Amortization and
    Depreciation (after corporate expenses)....................     11,060
   Earnings Before Interest and Taxes..........................      5,033
   Net Income..................................................      2,199

---------------------
* The foregoing information has been excerpted from the materials presented to Parent by the Company and does not reflect the consummation of the Offer or the Merger. The foregoing estimates constitute forward-looking statements that involve risks and uncertainties that could cause results to vary materially from those estimated. These risks and uncertainties are discussed in greater detail in the Company's periodic filings with the Commission, which are available for inspection in the manner set forth above under "Company Available Information."

8. Certain Information Concerning Purchaser and Parent.

 General

  Purchaser is a California corporation with its principal executive offices located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Purchaser, incorporated in 1999, is a wholly owned subsidiary of Parent that was organized for the purpose of acquiring the Company and has not conducted any unrelated activities since its organization.

  Parent is a Delaware corporation with its principal office located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Parent is a leading provider of diversified, value-added services in the areas of environmental consulting, engineering and construction and remediation. In addition, Parent is leveraging its core project management competencies to offer its clients a variety of outsourcing services such as facilities management. Parent was incorporated in 1983; the earliest antecedent of Parent commenced operations in California in 1926.

 Directors and Officers

  The name, business address, citizenship, present principal employment or occupation and five-year employment history of each of the executive officers of Parent and Purchaser are set forth in Schedule II hereto.

  None of Parent or Purchaser nor, to the best of Parent's knowledge, any of the persons listed in Schedule II hereto, or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and none of Parent or Purchaser, nor to the best knowledge of Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, since January 1, 1995, neither Parent or Purchaser nor, to the best knowledge of Parent, any of the persons listed on Schedule II hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contracts, negotiations or transactions between Parent, Purchaser, or any of their subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule II to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities of any class of the Company, an election of directors of the Company or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

 Summary Financial Information

  The following tables set forth certain selected consolidated financial information with respect to Parent and its subsidiaries for the nine months ended December 25, 1998 (the transition period as a result of Parent's change in fiscal year), the twelve months ended March 27, 1998 and March 28, 1997 and the three months ended March 26, 1999 and March 27, 1998. The financial information below was excerpted from the information contained in Parent's Transition Report on Form 10-K for the transition period from March 28, 1998 to December 25, 1998 and Parent's Quarterly Report on Form 10-Q for the quarter ended March 26, 1999. The following summary is qualified in its entirety by reference to the more comprehensive financial information included in such documents, including the financial statements and related notes contained therein as well as other documents filed by Parent with the Commission, which are available for inspection in the manner set forth below under "Parent Available Information."

                            PARENT AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (Amounts in thousands, except per share data)

                                 Three Months         Nine Months       Twelve Months
                                    Ended                Ended              Ended
                             ----------------------   ------------   ---------------------
                             March 26,   March 27,    December 25,   March 27,   March 28,
                                1999       1998           1998         1998        1997
                             ----------  ----------  ------------    ----------  ----------
                               (Unaudited)
Summary of Earnings Data:
  Revenues.................   $257,974    $136,038    $757,435        $442,216    $362,131
  Gross margin.............     33,297      17,200      90,961          51,090      38,138
  Special charges..........        --        5,694      24,971          14,248       8,403
  Net income (loss) from
   continuing operations
   (net of preferred stock
   dividends)..............      4,193      (5,086)    (12,091)        (12,527)    (13,693)
  Earnings (loss) per
   common share diluted....        .17       (1.62)      (0.63)          (2.38)      (1.48)
  Weighted average shares
   outstanding for dilutive
   earnings (loss) per
   share...................     29,273       9,733      19,149           9,737       9,227

                                                     Nine Months
                              Three Months Ended        Ended        Twelve Months Ended
                            ----------------------    ------------   -------------------
                             March 26,  March 27,     December 25,      March 27,
                                1999       1998           1998            1998
                            ----------- -----------   ------------   -------------------
                               (Unaudited)
Balance Sheet Data:
  Working capital..........  $140,902     74,924       120,260         74,924
  Total assets.............   956,058    709,217       948,606        709,217
  Long-term debt...........   426,802    284,697       405,059        284,697
  Long-term accrued
   liabilities.............    25,847     27,528        31,979         27,528
  Shareholders' equity.....   242,718    148,150       238,168        148,150

 Parent Available Information

  Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in "THE TENDER OFFER--7. Certain Information Concerning the Company."

9. Source and Amount of Funds.

  Purchaser estimates that the total amount of funds required to purchase Shares pursuant to the Offer and to complete the Merger will be approximately $64.4 million (which includes approximately $2.0 million for payment of estimated costs and expenses).

  Parent and IT Corporation, OHM Corporation, OHM Remediation Services Corp. and Beneco Enterprises, each of which is a direct or indirect subsidiary of Parent, are party to a credit agreement dated as of February 25, 1998 and amended and restated as of June 11, 1998 (as further amended, the "Credit Facility") with the institutions from time to time party thereto as Lenders and Issuing Banks, Citicorp USA, Inc., as Administrative Agent (the "Administrative Agent"), BankBoston, N.A., as Documentation Agent, and Royal Bank of Canada and Credit Lyonnais New York Branch, as Co-Agents. The Credit Facility provides for a term loan and revolving credit facilities of up to $413 million in the aggregate. The Credit Facility consists of an eight-year amortizing term loan of $228 million and a six-year revolving credit facility of up to $185 million that contains a sublimit of $50 million for letter of credit issuance.

  The proceeds of revolving credit loans made to Parent (or a subsidiary of Parent) under the Credit Facility will be made available to Purchaser and will be used to finance the Offer and the Merger and to pay certain expenses and costs related to the Offer and the Merger. The proceeds of revolving loans made under the Credit Facility also will be used to provide working capital for Parent and its subsidiaries (including, after the Merger, the Company and its subsidiaries) and for general corporate purposes of Parent and its subsidiaries.

  The availability of financing under the Credit Facility is subject to the following conditions: (a) continued accuracy of representations and warranties, (b) no default shall have occurred and be continuing, (c) no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of certain operating subsidiaries of Parent, individually, or Parent and its subsidiaries taken as a whole, and (d) certain other conditions customary for credit facilities of this type.

  The Credit Facility also requires that, with respect to the Offer and the Merger, among other things, (a) revolving credit availability under the Credit Facility shall not be less than $25,000,000 (after giving effect to the purchase of Shares accepted for payment pursuant to the Offer and the payment of transaction costs related thereto paid on or prior to such date); (b)(i) the cash consideration paid to the shareholders of the Company (after giving effect to the purchase of the Shares pursuant to the Offer) shall not exceed an amount equal to $73,000,000 and (ii) the transaction costs incurred in connection with the Offer and the Merger shall not exceed $2,000,000; (c) the number of Shares accepted for payment in the Offer shall be equal to no less than the greater of (i) 80% of the issued and outstanding Shares on the date of the completion of the Offer and (ii) the minimum number of Shares, determined on a fully diluted basis, necessary to approve the consummation of the Merger in accordance with the provisions of any applicable corporate statute, anti-takeover statute or provision in the Company's articles of incorporation (the "Company's Articles") or bylaws (the "Company's Bylaws"); and (d) the Board shall have published its recommendation that the shareholders of the Company tender their Shares pursuant to the Offer, and such recommendation shall not have been withdrawn or adversely modified.

  The Credit Facility is secured by a security interest in substantially all of the assets of Parent and its material subsidiaries (including the Shares acquired by Purchaser upon completion of the Offer and, after the consummation of the Merger, the assets of the Company and its subsidiaries).

  The term loans made under the Credit Facility bear interest at a rate equal to LIBOR plus 2.75% as adjusted per annum (or the Administrative Agent's base rate plus 1.75% per annum) and the revolving loans made under the Credit Facility bear interest at a rate equal to LIBOR plus 2.25% per annum (or the Administrative Agent's base rate plus 1.25% per annum), subject to change on a quarterly basis pursuant to the Credit Facility related to the ratio of Parent's consolidated total debt to consolidated EBITDA. A commitment fee will accrue on the portion of the revolving credit facility that is unused from time to time at a rate initially equal to 0.50% per annum, subject to adjustment based on the ratio of Parent's consolidated total debt to consolidated EBITDA. As of May 14, 1999, based on the prevailing one-month LIBOR rate of approximately 5%, the interest rate applicable to revolving loans under the Credit Facility is estimated to be approximately 7.25%.

  The term loans made under the Credit Facility amortize on a semi-annual basis in aggregate annual installments of $4.5 million until June 2004, with the remainder payable in eight equal quarterly installments after June 2004 until the term loan matures in June 2006. The revolving loans are scheduled to terminate in June 2004, without any reduction in availability before that date. Parent will also be required to prepay the loans under the Credit Facility with the net proceeds of asset sales and certain debt and equity financings, and loans under the Credit Facility will be required to be prepaid with a portion of Parent's consolidated excess cash flow.

  The Credit Facility includes certain representations and warranties and covenants customary for facilities of this type, including: (a) financial covenants consisting of a minimum fixed charge coverage ratio, a minimum interest expense coverage ratio, a maximum leverage ratio, a minimum liquidity requirement, a maximum capital expenditure limitation and a minimum net worth requirement; (b) maintenance of cash concentration accounts and lockboxes, (c) preservation of corporate existence, compliance with laws, payment of taxes, maintenance of properties and insurance and financial and other reporting requirements; and (d) limitations (subject to certain exceptions) on indebtedness, guarantees, liens, lease obligations, mergers and acquisitions, sales of assets and other fundamental changes, joint ventures and other investments, transactions with affiliates, dividends and stock repurchases and redemptions, prepayment or modification of debt, and certain hedging obligations. The Credit Facility also includes customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross defaults to other indebtedness, bankruptcy events, defaults in satisfaction of money judgments, material adverse change, certain events under the Employee Retirement Income Security Act of 1974, as amended, and a change of control of Parent.

  Purchaser's obligation to purchase Shares tendered pursuant to the Offer is not subject to financing. Parent expects that the Credit Facility will provide sufficient availability to finance the Offer and the Merger and related costs and expenses.

10. Contacts with the Company; Background of the Offer and the Merger.

  During 1997, Parent was actively exploring possible business combinations with companies in the solid waste industry, with a view to becoming the leading global provider of fully integrated solid waste services. In April 1997, Parent informally contacted the Company regarding Parent's possible interest in a transaction with the Company. Representatives of Parent met with certain executive officers of the Company to explore further the possibility of a transaction between Parent and the Company.

  From February 1997 to October 1998, Raymond James, on behalf of the Company, reviewed potential candidates and engaged in preliminary discussions with several potential strategic partners for the Company, including Parent. During this period, the Board periodically met with Raymond James to review the various strategic alternatives.

  On November 12, 1998, a meeting of the Board was held to review the status of the Company's search for potential strategic business combinations. At this meeting, members of senior management presented their analysis of the alternatives currently available to the Company. At the conclusion of this meeting, the Board decided to continue its relationship with Raymond James and directed senior management to focus its efforts on a discrete group of potential buyers that might be interested in purchasing the Company. The Board also appointed Douglas P. Crane, Chairman of the Board, and Dr. Franklin J. Agardy, a director of the Company, to a Special Committee to assist senior management in its review and negotiation of the terms of the proposed sale of the Company.

  From December 1998 to February 1999, Raymond James contacted 16 potential purchasers. A total of 11 potential buyers, including Parent, executed confidentiality agreements with the Company and received certain confidential information about the Company. Potential purchasers were instructed to submit initial indications of interest to Raymond James by February 26, 1999. Three parties, including Parent, submitted preliminary indications of interest. The Company invited all three parties to participate in due diligence and management presentations at the offices of Gray Cary Ware & Freidenrich LLP ("Gray Cary"), the Company's legal counsel, in Palo Alto, California. Two of the three interested parties, including Parent, conducted this due diligence.

  In a letter submitted to Raymond James by Parent on February 26, 1999 (the "February Letter"), Parent estimated the enterprise value to acquire 100% of the business of the Company to be in a range of $55 million to $70 million and requested the Company to consider accepting a combination of cash and Parent Common Stock as consideration in an acquisition.

  Parent's representatives visited the Company's headquarters on March 9 and 10, 1999, to enable Parent to become better acquainted with the Company's operations, business and personnel. During the visit, representatives of Parent met with certain executive officers of the Company and representatives of Raymond James, attended a management presentation given by the Company and conducted a limited due diligence with respect to the Company's operations, business and personnel.

  On March 25, 1999, the Company Board received an offer to enter into a merger transaction from a company who had not participated in the due diligence process (the "Unsolicited Bidder").

  On March 26, 1999, Parent submitted to Raymond James a preliminary, non-binding indication of value, and best and final offer with the intent of being invited to conduct further due diligence and negotiate a definitive purchase agreement on an exclusive basis (the "March Letter"). As set forth in the March Letter, Parent's estimate of the enterprise value to acquire 100% of the Company was a range of $65 million to $70 million. In the March Letter, Parent continued to propose that, in addition to cash, the Company accept 50% to 75% of the purchase price in the form of Parent Common Stock.

  On March 30, 1999, at a special meeting of the Board, senior management of the Company and representatives from Raymond James and Gray Cary reviewed and evaluated the terms of the March Letter in comparison with the terms of business combinations proposed by the other interested parties, and representatives of Raymond James reviewed the methodology used in their financial analyses of the various transactions. Representatives of Raymond James described the terms and conditions of each of the bids, the background of the bidders and the status of the due diligence performed by each of the bidders. The Board discussed each of the bids in detail, focusing on the terms and conditions of the bids and the likelihood of completing a transaction on the terms and conditions outlined. The Board decided that, in light of these factors, it was in the Company's best interest to focus its efforts on the bids from Parent and the other interested party and not to pursue the bid from the Unsolicited Bidder at that time.

  On April 7 and 8, 1999, Parent and the other interested party conducted additional due diligence.

  On April 10, 1999, the other interested party submitted a revised best and final offer to acquire 100% of the equity of the Company for $58 million.

  On April 12, 1999, the Board, senior management of the Company and representatives of Parent and Raymond James met in New York to attend a presentation by Parent's executive officers and discuss strategic issues associated with the proposed merger.

  On April 16, 1999, Parent submitted to Raymond James a revised version of the March Letter (the "April Letter"). In the April Letter, Parent estimated the value to acquire 100% of the equity of the Company, on a fully diluted basis, to be $62 million, assuming that the total debt reflected on the Company's December 31, 1998 balance sheet would not materially increase prior to the consummation of the Merger. The $62 million offer contained in the April Letter represented an enterprise value of approximately $70 million, including assumed liabilities. The terms of the April Letter provided that $2 million of the $62 million offer was contingent on the Company achieving certain financial milestones for the six months ended June 30, 1999 (the "Contingent Payment").

  On April 17, 1999, Raymond James informed the other interested party that the Board had decided not to pursue that party's offer.

  From April 19 to April 23, 1999, Parent conducted due diligence sessions at the Company's corporate headquarters and at other regional offices of the Company and its subsidiaries. Participants in these sessions included representatives of Parent's management, financial, legal and accounting advisors. Parent and its representatives continued to conduct off-site due diligence through May 10, 1999.

  On April 20, 1999, Gray Cary distributed a proposed first draft merger agreement to Parent and its legal counsel, Gibson, Dunn & Crutcher LLP ("GD&C"), and each of Gray Cary and GD&C began negotiating the form of a definitive merger agreement.

  From April 20 to May 10, 1999, representatives of the Company, Raymond James and Gray Cary held discussions with representatives of Parent and GD&C to negotiate various aspects of the acquisition proposal.

  At a scheduled telephonic meeting of Parent's Board of Directors (the "Parent Board") held on May 4, 1999, a full discussion of the proposed transaction took place. Following the discussions, the Parent Board approved, among other things, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, provided that the final terms of the Merger Agreement were subsequently reviewed and approved by the Executive Committee of the Parent Board. Parent informed the Company that it had agreed to pay approximately $62 million in cash, or $6.75 net per Share, without interest, for all of the issued and outstanding Shares of the Company, on a fully diluted basis. The Contingent Payment proposal was eliminated from the offer.

  On May 6, 1999, at a special meeting of the Board, members of senior management and Gray Cary reported on the revised terms of the Merger Agreement. Representatives of Raymond James reviewed their financial analysis with respect to the proposed Merger and delivered an oral opinion (subsequently confirmed in writing) that the terms of the Offer and the Merger, taken collectively, were fair from a financial point of view, to the shareholders of the Company. Following this presentation, the Company Board asked the representatives from Raymond James and Gray Cary various questions about the terms of the transaction and the remaining open issues, and the Board and representatives of Gray Cary discussed the Board's fiduciary duties to the Company's shareholders. At the conclusion of this discussion, the Board
(a) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (b) authorized its senior management to complete the negotiations of the definitive Merger Agreement and to execute and deliver the Merger Agreement in substantially the form presented to the Board, subject to the receipt of Raymond James' written opinion as to the fairness of the Offer and the Merger to the Company's shareholders.

  On May 10, 1999, Parent advised the Company that it had received the necessary consent from its lender to enter into the Merger Agreement and to consummate the Offer.

  On May 10, 1999, GD&C and Gray Cary finalized their negotiations of the Merger Agreement. The Executive Committee of the Parent Board reviewed the final terms of the Merger Agreement and approved the final terms of the Merger Agreement by unanimous written consent in lieu of a meeting. Senior management of the Company reviewed the final terms of the Merger Agreement and notified representatives of Parent that such terms were acceptable.

  The Merger Agreement was executed on the evening of May 10, 1999, and a joint press release was issued by the parties announcing the execution of the Merger Agreement on the morning of May 11, 1999.

  On May 17, 1999, Purchaser commenced the Offer.

11. Purpose of the Offer and the Merger.

  The purpose of the Offer is for Purchaser to acquire all of the Shares. The purpose of the Merger is for Parent to acquire any remaining equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct, wholly owned subsidiary of Parent. The acquisition of Shares has been structured as a cash tender offer followed by (a) a cash merger if, at the Effective Time, Purchaser holds at least 90% of the Shares then outstanding, or (b) a stock-for-stock merger if, at the Effective Time, Purchaser does not hold at least 90% of the Shares then outstanding. The acquisition of Shares was structured in such a manner in order to provide for a prompt and orderly cancellation of all Shares (other than the Excluded Shares) and the transfer of ownership of the equity interest in the Company held by the Company's shareholders (other than the Excluded Shares) from such shareholders to Parent, in accordance with applicable law.

  Under the CGCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If a vote of the shareholders of the Company is required, the Company has agreed in the Merger Agreement to take all actions necessary to convene and hold a special meeting of its shareholders (the "Shareholder's Meeting") as soon as practicable after the Proxy Statement is cleared by the Commission for the purpose of considering and taking action to approve the Merger Agreement and the principal terms of the Merger. The Proxy Statement, containing detailed information concerning the Merger, will be furnished to shareholders of the Company in connection with any Shareholder's Meeting. Notwithstanding the foregoing, if Parent, Purchaser and/or any other subsidiary of Parent shall acquire at least 90% of the issued and outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after consummation of the Offer without a Shareholders Meeting in accordance with Section 1110 of the CGCL.

  If Parent is required to issue shares of Parent Common Stock under the terms of the Merger Agreement, then Parent shall prepare and file with the Commission a registration statement on Form S-4 pursuant to which the issuance of the shares of Parent Common Stock in the Merger will be registered under the Securities Act (the "Registration Statement"). The final prospectus included in the Registration Statement as declared effective by the Commission shall be part of the Proxy Statement.

  The Board has unanimously determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company's shareholders, and has approved and adopted the Merger Agreement and the transactions contemplated thereby. As described above, the only remaining corporate action of the Company that may be required is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder of the Company. If Purchaser acquires at least 90% of the Shares in the Offer, under the CGCL, it will be able to consummate the Merger without a vote of the Company's shareholders. Purchaser reserves the right to purchase additional Shares in the open market after termination of the Offer.

12. Plans for the Company.

  Following the consummation of the Offer, Parent intends to continue its evaluation and review of the Company's operations and the potential opportunities for synergies with Parent's operations, and consideration of what, if any, additional changes would be desirable in light of the results of such evaluations and reviews. It is anticipated that, following the consummation of the Merger, the Company's business will be integrated into Parent's operations. Parent plans to reorganize the Company into Parent's existing business line/project delivery organizational structure, which is expected to produce administrative and operational efficiencies resulting in the elimination of redundant positions in the combined organization and the closure or consolidation of certain Parent and Company locations. Such integration and reorganization is anticipated to result in approximately
$12 million in net cost reductions, taking into account possible loss of revenue, with approximately 40% of the cost reductions expected to be realized in calendar 1999. Pursuant to the Merger Agreement, promptly upon delivery to the Depositary of Parent's notice of acceptance of Shares pursuant to the Offer (the "Notice of Acceptance"), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding; provided, however, that if Purchaser shall have acquired at least 90% of the outstanding Shares in the Offer, Parent shall be entitled to designate all of the members of the Board. The Company shall promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, increasing the size of the Board (to the extent permitted by the Company's Articles and the Company's Bylaws) and/or seeking the resignations of one or more existing directors. If Purchaser shall not have acquired 90% of the outstanding Shares prior to the Effective Time, the Board shall at all times have at least two members who are members of the Board as of May 10, 1999 and are neither officers of the Company or any of its subsidiaries nor officers or directors of Purchaser or any of its affiliates (the "Independent Directors"). See "THE TENDER OFFER--13. Merger Agreement and Related Agreements--Board Representation." Except for the Merger and as otherwise described in this section and elsewhere in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, Purchaser and Parent have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries with or into any third entity, the sale or transfer of a material amount of the Company's or any of its subsidiaries' assets to a third party, a material change in the Company's capitalization or dividend structure or any other material change in the Company's corporate structure or business.

13. The Merger Agreement and Related Agreements.

 The Merger Agreement

  The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed with the Commission as an exhibit to Parent's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth under the caption "THE TENDER OFFER--7. Certain Information Concerning the Company--Company Available Information."

  The Offer. The Merger Agreement provides for the making of the Offer. Pursuant to the Offer, each tendering shareholder shall receive the Offer Price for each Share tendered in the Offer. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "THE TENDER OFFER--18. Certain Conditions of the Offer," including the Minimum Condition. Any determination concerning the satisfaction of the terms and conditions of the Offer will be made by Purchaser in its good faith judgment and such determination will be final and binding on all tendering shareholders. Purchaser expressly reserves the right to waive any conditions of the Offer (except as otherwise provided in the Merger Agreement), to increase the Offer Price, to extend the duration of the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that without the Company's prior written consent, no change may be made that decreases the Offer Price, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes any conditions to the Offer in addition to the conditions set forth herein under the caption "THE TENDER OFFER--18. Certain Conditions of the Offer" or amends any other material terms of the Offer in a manner adverse to the Company's shareholders. Parent and Purchaser have agreed that if all of the conditions set forth herein under the caption "THE TENDER OFFER--18. Certain Conditions of the Offer" are not satisfied by the time of any scheduled termination of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Purchaser shall extend the Offer until such conditions are satisfied or waived; provided further, that Purchaser shall not be required to extend the Offer beyond July 9, 1999; provided further, however, that Purchaser may (a) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or (b) extend the Offer for any reason on one or more occasions for an aggregate of not more than twenty (20) business days beyond the initial Expiration Date if more than the number of Shares sufficient to satisfy the Minimum Condition but less than 90% of the Shares issued and outstanding have been tendered.

  Board Representation. Pursuant to the Merger Agreement and subject to compliance with applicable law, promptly upon delivery to the Depositary of the Notice of Acceptance, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding; provided, however, that if Purchaser shall have acquired at least 90% of the outstanding Shares in the Offer, Parent shall be entitled to designate all of the members of the Board. If Purchaser shall not have acquired 90% of the outstanding Shares prior to the Effective Time, the Board shall at all times have at least two Independent Directors. If the number of Independent Directors is reduced below two prior to the Effective Time, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall not be an officer or affiliate of the Company or any of its subsidiaries or an officer, director or affiliate of Parent or any of its subsidiaries, and such person shall be deemed an Independent Director for all purposes of the Merger Agreement. If no Independent Directors then remain, the other directors of the Company shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers, directors or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for all purposes of the Merger Agreement. Following the election or appointment of Parent's designees, pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the Independent Directors (or in the case where there is only one Independent Director, the concurrence of such Independent Director). The Company's obligations to appoint the designees of Parent to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

  The Merger. As soon as practicable after the satisfaction or waiver of the conditions to the Merger, Purchaser will be merged with and into the Company, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. At the election of Parent, to the extent that such action would not cause a failure of a condition to the Offer or the Merger, the Merger may be structured so that the Company will be merged with and into Purchaser with the result that Purchaser will become the Surviving Corporation. The Effective Time will occur at the date and time the Merger becomes effective in accordance with the CGCL. The Surviving Corporation shall continue its corporate existence under the laws of the State of California. The Company's Articles shall be amended and restated to contain the substantive provisions of the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof and applicable law. The Bylaws of Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof and applicable law. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the Articles and

Bylaws of the Surviving Corporation. The officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the Articles and Bylaws of the Surviving Corporation.

  Consideration to be Paid in the Merger. At the Effective Time, if the Purchaser holds at least 90% of the Shares then outstanding, each Share issued and outstanding prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) shall automatically be canceled and extinguished and shall be converted into the right to receive the Cash Merger Consideration, without interest thereon, subject to appropriate and proportionate adjustments in the event of any reclassification, recapitalization, stock split, stock dividend or similar transaction with respect to the Shares. At the Effective Time, if Purchaser does not hold at least 90% of the Shares then outstanding, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) shall automatically be canceled and extinguished and shall be converted into the right to receive the Stock Merger Consideration.

  Employee/Director Stock Options. Pursuant to the Merger Agreement, Parent will not assume any option to purchase shares of the Company Common Stock (an "Option") outstanding under any option plans of the Company, including the 1986 Incentive Stock Option Plan, the 1988 Stock Option Plan or the 1998 Stock Option Plan (collectively, the "Company Stock Plans"). Pursuant to the terms of such Company Stock Plans, all outstanding Options under such plans will become fully vested and immediately exercisable immediately prior to a change of control. The parties to the Merger Agreement shall take all appropriate action to provide that, at or following the consummation of the Offer, each holder of an outstanding Option shall be entitled to receive an amount in cash equal to the product of (a) the excess, if any, of the Cash Merger Consideration over the per share exercise price of each such Option and (b) the number of Shares subject to such Option that are exercisable immediately prior to the Effective Time.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate existence and power, subsidiaries, capitalization, corporate authorization relative to the Merger Agreement, governmental consents and approvals, Commission filings, financial statements, absence of undisclosed liabilities, absence of certain changes or events, taxes, real properties, intellectual property, litigation, environmental matters, employee benefit plans, compliance with laws, labor matters, insurance, customers' revenues, financial projections, government contracts and certain other matters. The Merger Agreement also includes representations and warranties of Parent and Purchaser with respect to corporate existence and power, corporate authorization relative to the Merger Agreement, governmental consents and approvals, available funds, the valid issuance of Parent Common Stock, if required, and certain other matters. No representations or warranties made by the Company, Parent or Purchaser will survive beyond the Effective Time, and no covenants or agreements made in the Merger Agreement will survive beyond the Effective Time, except for those covenants or agreements which by their terms contemplate performance after the Effective Time. Certain representations and warranties of the Company, Parent and Purchaser set forth in the Merger Agreement will not be breached unless the matter constituting the breach would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, operations or results of operations of the respective entity and its subsidiaries taken as a whole (a "Material Adverse Effect"); provided, however, that an adverse change in or effect on the revenues or gross margins of the Company, Parent or Purchaser (or the direct consequences thereof) following the date of the Merger Agreement to the extent attributable to a delay of, reduction in or cancellation or change in a material contract that is directly and primarily attributable to the transactions contemplated by the Merger Agreement shall not be deemed to constitute a Material Adverse Effect. Additionally, certain of the representations and warranties of the Company, Parent and Purchaser set forth in the Merger Agreement will not be breached unless the matter constituting the breach would have a material adverse effect on the ability of such entities to consummate the Offer or the Merger.

  Conduct of Business. During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed as to itself and its subsidiaries (except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Without limiting the generality of the foregoing, the Company shall not (and shall not permit any of its subsidiaries to), without the prior written consent of Parent, which consent shall not be unreasonably withheld:

    (a) accelerate, amend or change the period of exercisability of Options or restricted stock granted under any employee stock plan of the Company or authorize cash payments in exchange for any Options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of the Merger Agreement, except as expressly contemplated by the Merger Agreement;

    (b) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company's intellectual property other than in the ordinary course of business consistent with past practices;

    (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than distributions declared with respect to the capital stock of any subsidiary in the ordinary course of business consistent with past practice), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

    (d) issue, deliver or sell, subject to any lien or authorize or propose any of the foregoing with respect to any shares of its capital stock or securities convertible into shares of its capital stock, or any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than (i) the issuance of rights to purchase shares of the Company Common Stock as and to the extent required under the Company Option Plans as in effect as of the date of the Merger Agreement, (ii) the issuance of the Company Common Stock upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with their present terms or pursuant to the Company's Employee Stock Purchase Plan or the Company's Restricted Stock Plan in accordance with their present terms and (iii) the granting, in the ordinary course of business consistent with past practice, pursuant to Company Stock Plans in effect on the date of the Merger Agreement, of Options to purchase up to a number of shares of the Company Common Stock as shall be agreed to by the Company and Parent, and the issuance of the Company Common Stock upon exercise thereof;

    (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

    (f) adopt a plan of complete or partial liquidation or dissolution, merger or otherwise restructure or recapitalize or consolidate with any person other than Purchaser or another wholly owned subsidiary of Parent;

    (g) sell, lease, license or otherwise dispose of any of its properties or assets, except for transactions entered into in the ordinary course of business;

    (h) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with agreements entered into before the date of the Merger Agreement and previously provided to Parent; (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with agreements entered into before the date of the Merger Agreement and previously provided to Parent; (iv) enter into any collective bargaining agreement; or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (i) amend or propose to amend the Company's Articles or the Company's Bylaws, except as contemplated by the Merger Agreement;

    (j) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other person except in the ordinary course of business consistent with past practices and except for obligations of the Company or its subsidiaries incurred in the ordinary course of business and in an amount not to exceed $250,000;

    (k) make any loans to any other person (other than subsidiaries of the Company or customary loans or advances to employees in connection with business-related travel in the ordinary course of business consistent with past practices);

    (l) make, authorize or commit to make any capital expenditures except for capital expenditures in the ordinary course of business and consistent with past practice or in amounts less than $150,000 individually and $750,000 in the aggregate;

    (m) make any acquisition of, or investment in, assets or stock of any other person, by any means;

    (n) except as may be required as a result of change in law or to generally accepted accounting principles consistently applied, change any of the accounting principles or practices used by it or revalue in any respect any of its material assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

    (o) settle or compromise any material claims or litigation or terminate or materially amend or modify any of its agreements, contracts or commitments (that have not expired or been terminated) filed as an exhibit to any forms, reports and documents required to be filed by the Company with the Commission or waive, release or assign any material rights or claims;

    (p) make, revoke or amend any tax election;

    (q) enter into or amend any agreement or settlement with any tax authority; or

    (r) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (q) or any action that is reasonably likely to make any of the Company's representations or warranties contained in the Merger Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

  Indemnification. Pursuant to the Merger Agreement, Parent agrees that all rights to indemnification now existing in favor of any of the current or former directors and officers of the Company (the "Indemnified Parties") as provided in the Company's Articles or the Company's Bylaws, in each case as of the date of the Merger Agreement, and all indemnification agreements between the Company and the Indemnified Parties shall survive the Merger and shall continue in full force and effect from and after consummation of the Offer in accordance with their terms, as such terms exist on the date of the Merger Agreement. After the Effective Time, Parent agrees to cause the Surviving Corporation to honor all rights to indemnification referred to in the preceding sentence. Additionally, Parent agrees to cause the Company and, from and after the Effective Time, the Surviving Corporation to purchase a six-year extended reporting period endorsement under the current policy of directors' and officers' liability insurance maintained by the Company; provided that (a) the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies, (b) such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time and
(c) the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid (the "Maximum Premium") by the Company prior to the date of the Merger Agreement (which the Company represents to be $58,000 for the twelve month period ending January 1, 2000). If the Surviving Corporation is unable to obtain the insurance required by this paragraph for the Maximum Premium, it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

  Conditions to the Merger. Pursuant to the Merger Agreement, if Purchaser shall have purchased Shares pursuant to the Offer, the respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

    (a) the Merger Agreement and the Merger shall have been duly approved and adopted by the shareholders of the Company, if required by applicable law;

    (b) Purchaser shall have delivered the Notice of Acceptance for the Shares to the Depositary pursuant to the Offer in accordance with the terms of the Merger Agreement;

    (c) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a governmental entity of competent jurisdiction and there shall not have been any statute, rule or regulation enacted, promulgated or issued by any governmental entity that prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal, and no governmental entity shall have instituted any proceeding seeking any such order and such proceeding remains unresolved; and

    (d) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than filing the Certificate of Merger or the Certificate of Ownership in the State of California, all filings with any governmental entity required to be made prior to the Effective Time by the Company or Parent or any of their respective subsidiaries and all government consents required to be obtained prior to the Effective Time by the Company or Parent or any of their respective subsidiaries in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by the Company, Parent and Purchaser shall have been made or obtained (as the case may be), except where the failure to so make or obtain will not result in either a Material Adverse Effect on the Company or have, or be reasonably likely to have, a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by the Merger Agreement.

  Acquisition Proposals. Pursuant to the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, (a) the Company and its subsidiaries have agreed that they will not, and they will direct their respective Representatives (as defined herein) not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Alternative Proposal (as defined herein) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, an Alternative Proposal, and (b) neither the Board nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, their approval or recommendation to the Company's shareholders of the Offer, the Merger Agreement or the Merger or (ii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "Acquisition Agreement") with respect to any Alternative Proposal. In addition, the Company and its subsidiaries will immediately cease, and will instruct and cause their respective Representatives to immediately cease, any and all existing activities, discussions or negotiations with any parties with respect to any Alternative Proposal and the Company and its subsidiaries will not, and they will direct their Representatives not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal. Any violation of the restrictions set forth in
(a)(i) and (ii) of this paragraph by any Representative of the Company or any of its subsidiaries will be deemed to be a material breach of the Merger Agreement by the Company.

  Notwithstanding the foregoing paragraph, if, at any time prior to the consummation of the Offer, the Board reasonably determines in good faith, after taking into account the advice of its outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, (a) the Company and its Representatives may, in response to a Superior Proposal (as defined herein) that was unsolicited or that did not otherwise result from a breach of the restrictions set forth in the preceding paragraph, and subject to compliance with certain other terms set forth in the Merger Agreement, furnish non-public information with respect to the Company pursuant to a non-disclosure agreement with terms at least as restrictive as such terms in the Confidentiality Agreement (as defined herein) and participate in discussions and negotiations regarding such Superior Proposal, and (b) the Board may, after terminating the Merger Agreement, withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal or enter into an Acquisition Agreement with respect to a Superior Proposal; provided that the Company shall have given Parent written notice (a "Notice of Superior Proposal") at least two (2) business days prior to entering into any such Acquisition Agreement and at least two (2) business days prior to public disclosure by the Board of such withdrawal, modification, approval or recommendation, advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal (including the proposed financing) and identifying the person making such Superior Proposal. Any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional two (2) business day period thereafter, to the extent permitted under applicable law, prior to public disclosure by the Board of its recommendation with respect thereto.

  As used in this Offer to Purchase, (a) "Representative" means the officers, directors or employees or any investment banker, attorney, accountant or other advisor or representative retained by the Company or its subsidiaries, (b) "Alternative Proposal" means any inquiry, proposal or offer, whether written or oral, from any person or Group (as defined under Section 13(d) of the Exchange Act) relating to any direct or indirect acquisition or purchase of any product line or other material portion of the assets of the Company and its subsidiaries taken as a whole (other than the purchase of the Company's products or used equipment in the ordinary course of business), or more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries, or any tender offer or exchange offer that if consummated could result in any person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, and (c) a "Superior Proposal" means a bona fide offer, whether written or oral, made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the total outstanding voting securities of the Company or all or substantially all of the assets of the Company, which offer is otherwise on terms which the Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be reasonably capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal) and more favorable to the Company's shareholders from a financial point of view than the Offer and the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board, is capable of being obtained by such third party.

  In addition to the obligations of the Company set forth above in this section on "Acquisition Proposals", the Company as promptly as practicable, and in any event within 24 hours, will advise Parent orally and in writing of
(a) any request for non-public information that the Company reasonably believes may lead to an Alternative Proposal, or of any Alternative Proposal,
(b) the material terms and conditions of such information request or Alternative Proposal and (c) the identity of the person making any such information request or Alternative Proposal. The Company will keep Parent informed in all material respects of the status and details (including material amendments) of any such request or Alternative Proposal.

  Nothing contained in the Merger Agreement shall prohibit the Company from
(a) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or (b) making any disclosure to the Company's shareholders if, in the good faith judgment of the Board, after taking into account the advice of its outside legal counsel, failure to so disclose would be inconsistent with applicable laws; provided that neither the Company nor the Board nor any committee thereof shall, except in accordance with the provisions of the Merger Agreement, withdraw or modify, or publicly propose to withdraw or modify, its position with respect to the Offer, the Merger Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Alternative Proposal.

  Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Company's shareholders (with any termination by Parent also being an effective termination by Purchaser):

    (a) by mutual written consent duly authorized by the Board and the Parent Board, subject to the concurrence of the Independent Directors to the extent required;

    (b) by either Parent or the Company if:

      (i) the Offer is terminated, withdrawn or expires pursuant to its terms without any Shares having been purchased thereunder; provided, however, that neither Parent nor the Company may terminate the Merger Agreement pursuant to this paragraph (b)(i) if such party is in material breach of the Merger Agreement or, in the case of Parent, if Parent or Purchaser is in material violation of the terms of the Offer;

      (ii) a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, which order, decree, ruling or other action is final and nonappealable; provided that the party seeking to terminate the Merger Agreement shall have used its reasonable efforts to remove or lift such order, decree or ruling; or

      (iii) prior to the purchase of Shares pursuant to the Offer, the Board has recommended, or the Company has entered into an Acquisition Agreement with respect to, a Superior Proposal after fully complying with the applicable procedures set forth in the Merger Agreement; provided, however, that termination by the Company pursuant to this paragraph (b)(iii) shall be conditioned upon concurrent payment by the Company to Parent in immediately available funds of $500,000 as reimbursement for all of Parent's costs and expenses in connection with the Merger Agreement, the Offer and the Merger (the "Transaction Expenses") and $1,750,000 as a termination fee (the "Termination Fee");

    (c) by Parent prior to the purchase of Shares pursuant to the Offer if:

      (i) the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Board that the shareholders of the Company accept the Offer;

      (ii) the Board or any committee thereof shall have (A) withdrawn or modified (including, but not limited to, by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (B) approved or recommended, taken no position with respect to, or failed to recommend against any Alternative Proposal, or (C) resolved to do any of the foregoing;

      (iii) the Company or any of its subsidiaries or any of their respective Representatives participates in any discussions or negotiations with or provide any non-public information to any third party in breach of the terms of the Merger Agreement summarized under "Acquisition Proposals" in this Section 13; or

      (iv) the Company is in material breach of any of its covenants or obligations under the Merger Agreement; provided that if such breach is curable through the exercise of the Company's commercially reasonable efforts, Parent may not terminate the Merger Agreement under this paragraph (c)(iv) unless such breach is not cured on or prior to the earlier of (A) twenty (20) days after written notice of such breach is given by Parent to the Company or (B) two (2) business days before the date on which the Offer expires;

    (d) by the Company prior to the purchase of Shares pursuant to the Offer if:

      (i) the Offer shall not have been commenced in accordance with the Merger Agreement, or Parent or Purchaser shall have failed to purchase validly tendered Shares in violation of the terms of the Offer within ten (10) business days after the expiration of the Offer; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this paragraph (d)(i) if it is in material breach of the Merger Agreement; or

      (ii) Parent or Purchaser is in material breach of any of its covenants or obligations under the Merger Agreement; provided that if such breach is curable through exercise of Parent's or Purchaser's commercially reasonable efforts, the Company may not terminate the Merger Agreement under this paragraph (d)(ii) unless such breach is not cured within the earlier of (A) twenty (20) days after written notice of such breach is given by the Company to Parent or (B) two (2) business days before the date on which the Offer expires.

  If the Merger Agreement is terminated for any of the above reasons, the Merger Agreement shall be of no further force or effect, except as otherwise set forth in the Merger Agreement. Additionally, any termination of the Merger Agreement shall not (a) relieve any party from liability for any willful breach of the Merger Agreement or (b) affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of the Merger Agreement. Furthermore, in the event the Merger Agreement is terminated pursuant to paragraph (b)(iii) or paragraphs
(c)(i), (ii) or (iii) set forth above in this section on "Termination of Merger Agreement," the Company irrevocably waives any otherwise applicable standstill or other agreement or restrictions in favor of the Company (contractual or otherwise) on the ability and right of Parent, Purchaser or any of their affiliates to acquire Shares.

  If the Merger Agreement is terminated by Parent pursuant to paragraph
(b)(iii) or paragraphs (c)(i), (ii), (iii) and (iv) set forth above in this section on "Termination of Merger Agreement," the Company shall reimburse Parent in an amount of $500,000 as reimbursement for Transaction Expenses. If the Merger Agreement is terminated by the Company pursuant to paragraph
(d)(ii) above, Parent shall reimburse the Company in an amount of $500,000 as reimbursement for Transaction Expenses. Additionally, in the event the Merger Agreement is terminated pursuant to paragraphs (b)(iii) or (c)(ii) set forth above, the Company shall pay Parent the Termination Fee in immediately available funds. Furthermore, in the event that the Merger Agreement is terminated pursuant to paragraphs (c)(i), (iii) or (iv) set forth above and, within 12 months following such termination, any person other than Parent or any affiliate of Parent effects an acquisition relating to an Alternative Proposal, or enters into an agreement relating to an Alternative Proposal with the Company or commences a tender offer for a transaction relating to an Alternative Proposal and the transactions contemplated thereby are subsequently consummated at any time, the Company shall pay Parent the Termination Fee at or prior to the consummation of such transaction in immediately available funds.

  Amendment. The Merger Agreement can only be amended by a written agreement executed by the Company, Parent and Purchaser.

  Extension and Waiver. At any time prior to the Effective Time, the Company, Parent or Purchaser may, to the extent legally allowed and subject to the terms and conditions of the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties made to such party contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of the Company, Parent or Purchaser to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under the Merger Agreement shall not constitute a waiver of such right.

  Expenses. Except as otherwise set forth in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the negotiation, execution and delivery of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the

Offer, shall be paid by the party incurring such expense; provided, however, that any expenses incurred in connection with the filing fee for the Registration Statement and the printing and mailing of the final prospectus shall be borne by Parent.

 The Confidentiality Agreement

  Raymond James, on behalf of the Company, and Parent entered into a Mutual Nondisclosure and Confidentiality Agreement, dated as of February 10, 1999 (the "Confidentiality Agreement"). Pursuant to the Confidentiality Agreement, the Company and Parent agreed to make available to each other certain non-public information concerning their respective business, financial condition, operations, assets, properties, liabilities and prospects in order to facilitate discussions relating to a possible transaction involving the two companies. In accordance with the terms of the Confidentiality Agreement, the party receiving such non-public information in verbal, visual, written, electronic or other form has agreed to (a) use such information solely for the purpose of evaluating and considering any potential transaction, (b) keep such information strictly confidential and (c) provide such information only to its representatives to whom disclosure of such information is reasonably deemed to be required to facilitate the evaluation or consideration of any potential transaction. However, the Company's and Parent's obligations under the Confidentiality Agreement will not extend to information which the party receiving such information can demonstrate (a) was rightfully in the possession of the receiving party prior to disclosure by the furnishing party,
(b) was or is independently developed by the receiving party without use of any information supplied by the furnishing party, (c) became available to the public other than as a result of disclosure by the receiving party or any of its representatives or (d) became available to the receiving party or any of its representatives on a non-confidential basis from a source other than the furnishing party or any of its respective representatives and such source is not, to the knowledge of the receiving party, under any obligation to the furnishing party or any of its representatives to keep such information confidential. For a period of two years subsequent to any termination of discussions regarding a potential transaction, Parent has agreed that it will not directly or indirectly solicit for hire any employee of the Company or any person who was an employee of the Company within six months of the date of such solicitation with whom it has first had contact or who first became known to it in connection with its consideration of a potential transaction; provided, however, that the foregoing sentence will not prevent Parent from employing any employee or former employee of the Company who contacts Parent, directly or indirectly at his or her own initiative without any direct or indirect solicitation by or encouragement from Parent. The foregoing summary of certain provisions of the Confidentiality Agreement is qualified in its entirety by reference to the full text thereof, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth under the caption "THE TENDER OFFER--7. Certain Information Concerning the Company--Company Available Information."

 Dissenters' Rights in the Merger

  No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, shareholders of the Company may have certain rights under Chapter 13 of the CGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the Surviving Corporation and a dissenting shareholder agree that his or her Shares are Dissenting Shares and agree upon the fair market value of the Shares, then the dissenting shareholder is entitled to receive a cash payment equal to the agreed fair market value and interest thereon at the legal rate on judgments from the date of such agreement. If, however, the Surviving Corporation denies that Shares are Dissenting Shares, or the Surviving Corporation and a dissenting shareholder fail to agree upon the fair market value of his or her Shares, then the dissenting shareholder may seek to have the applicable California superior court determine whether his or her Shares are Dissenting Shares or the fair market value of such Shares. If the status of such Shares as Dissenting Shares is in issue, the superior court shall determine that issue first, and if the fair market value of the Dissenting Shares is in issue, the superior court shall determine, or appoint one or more impartial appraiser to determine, the fair market value of such Shares. The fair market value shall be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a result of the transactions contemplated by the Merger Agreement.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF CHAPTER 13 OF THE CGCL INCLUDED HEREWITH IN ANNEX A. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE CGCL.

14. Going Private Transactions

  The Merger, or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it, would have to comply with any applicable federal law operating at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger, or such other business combination and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to the consummation of the Merger or such other business combination. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (a) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (b) the Merger or other business combination is consummated within one (1) year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer.

15. Interests of Certain Persons in the Offer and the Merger

  Consummation of the Offer and the Merger will have certain effects under certain compensation and incentive plans and arrangements in which officers and directors of the Company are participants, as summarized below or in the Information Statement filed by the Company with the Commission pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, a copy of which has been mailed to the Company's shareholders as Annex A to the Schedule 14D-9.

  Agreements Relating to Outstanding Convertible Securities. The Company is a party to the Rescission and Reformation Agreement and the New Note Agreement each dated November 1, 1996 by and among the Company, Organic Waste Technologies, Inc. ("OWT") and certain of the former shareholders and option holders of OWT, pursuant to which OWT issued convertible promissory notes and unfunded contractual obligations to pay, in the aggregate, $1,716,887 (the "OWT Debt"). Under the original terms of the OWT Debt, upon consummation of the Offer, the OWT Debt would have become convertible into an aggregate of 264,136 Shares at a conversion price of $6.50 per Share. Each holder of the OWT Debt has agreed to cancel such holder's conversion right in exchange for either (i) the right to have such holder's portion of the OWT Debt cashed out upon consummation of the Offer or (ii) an increase in the interest rate applicable to the OWT Debt from 8% to 10% per annum. Any portion of the OWT Debt that is cashed out upon consummation of the Offer will be canceled in exchange for a cash payment equal to $6.75 multiplied by the number of Shares that would have been issuable upon conversion of such portion of the OWT Debt. Mark H. Shipps, Vice President of the Company, holds OWT Debt in the amount of $1,022,047.

  In addition, the Merger Agreement contains certain provisions with respect to indemnification of directors and executive officers and maintenance of current policies of directors' and officers' liability insurance maintained by the Company from and after the Effective Time. See "THE TENDER OFFER--13. The Merger Agreement and Related Agreements--Indemnification."

 Beneficial Ownership of Shares

  The following table sets forth information as of April 30, 1999, concerning the ownership of Company Common Stock by each current member of the Board, each of the executive officers named in the Summary Compensation Table included in the Information Statement attached as Annex A to the Schedule 14D-9, all current directors and executive officers of the Company as a group and each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding Company Common Stock. As of May 17, 1999, none of the members on the Parent Board owned any Shares. Except as otherwise noted, the persons or entities identified have sole voting and investment power with respect to such Shares.

                                                    Number of Shares
                                                      Beneficially
                  Name and Address                      Owned(1)     Percent(1)
                  ----------------                  ---------------- ----------
   Franklin Resources, Inc.(2)....................     1,125,400        13.5%
   901 Mariners Island Blvd., 6th Floor
   San Mateo, CA 94404

   Grace & White, Inc.(3).........................     1,024,600        12.3%
   515 Madison Avenue, Suite 1700
   New York, NY 10022

   T. Rowe Price Associates, Inc.(4)..............       715,000         8.6%
   100 E. Pratt Street
   Baltimore, MD 21202

   Dimension Fund Advisors, Inc.(5)...............       540,300         6.5%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

   Eugene M. Herson(6)............................       247,854         2.9%
   Richard A. Peluso(6)...........................       146,485         1.7%
   R. Michael Momboisse(6)........................        91,288         1.1%
   Peter Vardy(6).................................        25,000          *
   Douglas P. Crane(6)............................        19,000          *
   Mark H. Shipps(6)..............................        17,500          *
   Patrick Gillespie(6)...........................        16,751          *
   Donald R. Kerstetter(6)........................        10,000          *
   Franklin J. Agardy(6)..........................         2,000          *
   All executive officers and directors as a group
    (13 persons)(6)...............................       619,076         7.1%

---------------------
 * Represents less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Company Common Stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of April 30, 1999 (without regard to the effects of the Offer), are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) As reported in a Schedule 13G amendment filed jointly on September 10, 1997 by Franklin Resources, Inc. ("FRI"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, Inc. Consists of shares held in accounts that are managed by direct and indirect investment advisory subsidiaries of FRI ("Advisory Subsidiaries") pursuant to contracts that give such subsidiaries sole voting and investment power with respect to such shares. Charles B. Johnson and Rupert H. Johnson, Jr. are principal shareholders of FRI ("Principal Shareholders"). FRI, the Advisory Subsidiaries and the Principal Shareholders disclaim any economic interest or beneficial ownership of the shares.

(3) As reported in a Schedule 13G amendment filed on February 18, 1999 by Grace & White, Inc. ("G&W"). Includes 28,000 shares as to which G&W has sole voting power and 1,024,600 shares as to which G&W has sole dispositive power.

(4) As reported in a Schedule 13G amendment filed jointly on February 12, 1999 by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Small Cap Value Fund, Inc. ("Price Small Cap Value"). These securities are owned by various individual and institutional investors including Price Small Cap Value (which owns 715,000 shares) which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5) As reported in a Schedule 13G amendment filed on February 11, 1999 by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and services as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the Company's shares owned by the Portfolios. All such securities are owned by the portfolios, and Dimensional disclaims beneficial ownership of such securities.

(6) Includes the following numbers of shares of the Company Common Stock subject to outstanding options which are exercisable within 60 days of April 30, 1999 (without regard to the effects of the Offer): Eugene M. Herson, 187,500; Richard A. Peluso, 63,750; R. Michael Momboisse, 85,750; Peter Vardy, 8,000; Mark H. Shipps, 17,500; Patrick Gillespie, 15,000; Douglas P. Crane, 10,000; Donald R. Kerstetter, 8,000; Franklin J. Agardy, 2,000; and all executive officers and directors as a group 423,750.

16. Dividends and Distributions.

  According to the Company's 1998 Annual Report on Form 10-K filed with the Commission, although the Company has made annual distributions to a minority shareholder of one if its indirect subsidiaries, the Company did not declare or pay any cash dividends to its shareholders during the fiscal years ended December 31, 1997 and December 31, 1998 and does not plan to pay cash dividends to its shareholders in the near future. Furthermore, the payment of cash dividends is restricted by the Company's bank line of credit arrangement. The Company presently intends to retain earnings for further development of its business.

  In addition, pursuant to the terms of the Merger Agreement, the Company is not permitted, without the consent of Parent (which consent shall not be unreasonably withheld) to declare or pay dividends on or make any other distributions (whether in cash or property) in respect of any of its capital stock (other than distributions declared with respect to the capital stock of any subsidiary of the Company in the ordinary course of business consistent with past practice), or split, combine, reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock.

17. Effects of the Offer on the Market for Shares; Exchange Listing and Exchange Act Registration.

 Possible Effects of the Offer on the Market for the Shares

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. It is expected that, following the Offer, a large percentage of the Shares will be owned by Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

 Stock Quotation

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq. The maintenance for continued inclusion requires the Company to substantially meet one of two maintenance standards. The Company must have either (a)(i) at least 750,000 publicly held shares, (ii) at least 400 shareholders of round lots, (iii) a market value of at least $5 million, (iv) a minimum bid price per Share of $1.00, (v) at least two registered and active market makers for its Shares and (vi) net tangible assets of at least $4 million, or (b)(i) at least 1,100,000 publicly held shares, (ii) at least 400 shareholders of round lots, (iii) a market value of at least $15 million, and (iv) either (x) a market capitalization of at least $50 million or (y) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (v) a minimum bid price per Share of $5.00 and (vi) at least four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

  If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq or in any other tier of the Nasdaq Stock Market, and the Shares are, in fact, no longer included in the Nasdaq or in any other tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it may be possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

 Exchange Act Registration

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq market reporting. Parent currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act promptly after the Effective Time as the requirements for termination of registration are met.

 Margin Regulations

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the consummation of the transactions contemplated by the Merger Agreement, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

18. Certain Conditions of the Offer.

  Notwithstanding any other provisions of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), Purchaser shall not be required to accept for payment or pay for any tendered Shares, shall delay the acceptance for payment of any tendered Shares, and (subject to the terms of the Merger Agreement) shall extend the Offer by one or more extensions, if (i) the Minimum Condition is not satisfied prior to the Expiration Date; (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the Expiration Date, or (iii) at any time after the date of the Merger Agreement, and prior to the Expiration Date, any of the following conditions exist:

    (a) any statute, rule, regulation, legislation, ruling, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any governmental entity of competent jurisdiction that (i) makes illegal or otherwise prohibits consummation of the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by Parent or Purchaser of all or any substantial portion of the business or assets of the Company (or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole), or compels Parent or Purchaser to dispose of, divest or hold separately all or any substantial portion of the business or assets of Parent, Purchaser or the Company or its subsidiaries, individually or taken as a whole, or imposes any material limitation on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) imposes any material limitation on the ability of Parent or Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or Parent on the adoption of the Merger Agreement and all other matters properly presented to the Company's shareholders, (iv) requires divestiture by Parent or Purchaser of any Shares or (v) results in a Material Adverse Effect on the Company;

    (b) there shall be instituted and pending any action or proceeding by any governmental entity that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of the preceding paragraph (a);

    (c) the Merger Agreement shall have been terminated in accordance with its terms;

    (d) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall not be true and correct, as if such representations and warranties were made immediately prior to the consummation of the Offer (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure or failures to be so true and correct, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect on the Company;

    (e) the Company shall have failed to perform or to comply with any of its obligations, covenants or agreements under the Merger Agreement in any material respect;

    (f) there shall have occurred any events or changes which have had or which are likely to have a Material Adverse Effect on the Company, or

    (g) the Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement or the Merger, or recommended another proposal or offer for the acquisition of the Company, or the Board shall have resolved to do any of the foregoing.

  The foregoing conditions are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (except for any action or inaction in material breach of the Merger Agreement by Parent or Purchaser) and, except for the Minimum Condition, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in their sole discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

19. Certain Legal Matters; Regulatory Approvals.

 General

  Except as described below, based upon an examination of publicly available filings made by the Company with the Commission, other publicly available information about the Company and the representations and warranties of the Company in the Merger Agreement, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section 19 under "State Takeover Statutes." While, except as otherwise expressly described herein, Purchaser currently does not intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Purchaser to decline to accept for payment or pay for any Shares tendered. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "THE TENDER OFFER--18. Certain Conditions of the Offer," including conditions relating to legal matters discussed in this Section 19.

 Antitrust

  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

  Purchaser expects to file a Notification and Report Form with the FTC and the Antitrust Division with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington D.C. time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Purchaser. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m. Washington D.C. time on the 10th day after substantial compliance by Purchaser with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares by Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser, Parent or the Company. Litigation seeking similar relief could be brought by private parties.

  Purchaser does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "TENDER OFFER--18. Certain Conditions of the Offer" for certain conditions to the purchase of the Shares in the Offer, including conditions with respect to litigation and certain other governmental actions.

 State Takeover Statutes

  A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or that have substantial assets, security holders, employees, principal executive offices or places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of shareholders in the state and is incorporated there.

  Since January 1, 1999, the Company, directly or through subsidiaries, has leased space in 20 states and performed work in 44 states in the United States, and some of these states have enacted takeover statutes. Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and Purchaser has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer.

20. Fees and Expenses.

  CIBC World Markets Corp. ("CIBC World Markets") is acting as Dealer Manager for the Offer and as Parent's exclusive financial advisor in connection with Parent's proposed acquisition of the Company, for which services CIBC World Markets will receive customary compensation. Parent also has agreed to reimburse CIBC World Markets for reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel), and to indemnify CIBC World Markets and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade or hold the securities of Parent and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

  Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent and the Dealer Manager may contact holders of Shares by mail, telephone, telegraph and personal interview and may communicate with brokers, dealers, commercial banks and trust companies and other nominee shareholders with respect to the Offer or to request such brokers, dealers, commercial banks and trust companies and other nominee shareholders to forward the Offer materials to beneficial owners of the Shares. The Information Agent will receive a fee for services as Information Agent not to exceed $7,500 and will be reimbursed for certain out-of-pocket expenses. The Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent or the Dealer Manager). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

21. Miscellaneous.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

  Except for the Depositary's authorization to enter into agreements or arrangements with the Book-Entry Transfer Facility, no person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

  Purchaser and Parent have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in "THE TENDER OFFER--7. Certain Information Concerning the Company--Company Available Information" (except that they will not be available at the regional offices of the Commission).

SEISMIC ACQUISITION CORPORATION

May 17, 1999

                                  SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer and director of the Company. Except as otherwise indicated, all of the persons listed below are citizens of the United States. The business address of each director and executive officer of the Company is 400 South Camino Real, Suite 1200, San Mateo California 99402, unless otherwise set forth below. Directors of the Company are indicated with an asterisk. Unless otherwise indicated, none of the persons listed below have bought or sold any Company Common Stock within the past 60 days.

  Name, Citizenship and          Present Occupation          Material Positions Held
 Current Business Address          or Employment            During The Past Five Years
 ------------------------        ------------------         --------------------------
*Dr. Franklin J. Agardy... President of Forensic          President of FMA from 1988 to
                           Management Associates, Inc.    present.
                           ("FMA").
                           Member of the Audit Committee
                           and Director of the Company
                           since 1998.

*Douglas P. Crane......... Chairman of CJM Associates,    Chairman of CJM from February
                           Inc. ("CJM"). Chairman of the  1989 to present.
                           Board, member of the Executive
                           Committee, Audit Committee,
                           Compensation Committee and
                           Director of the Company since
                           1992.

*Eugene M. Herson......... President and Chief Executive  President and Chief Executive
                           Officer of the Company. Member Officer of the Company from of the Executive Committee and October 1994 to present; Vice
                           Director of the Company since  President--Special Operations
                           1985.                          of the Company from April 1993
                                                          to October 1994.

*Donald R. Kerstetter..... Member of the Audit Committee, President of ET Environmental
                           Compensation Committee and     Corporation from May 1994 to
                           Director of the Company since  December 1997; was an employee
                           1994.                          of Turner Construction Company
                                                          since 1956 and served as an
                                                          officer of Turner from 1976
                                                          until his retirement in 1996
                                                          from his position as Executive
                                                          Vice President of Turner.

*Richard A. Peluso........ Vice President and Director of Vice President of the Company
                           the Company since 1996.        from April 1994 to present;
                                                          Senior Vice President of
                                                          Wehran Envirotech, Inc. from
                                                          June 1972 to April 1994.

*Peter Vardy.............. Managing Director of Peter     Managing Director of PV&A from
                           Vardy & Associates ("PV&A").   June 1990 to present.
                           Member of the Executive
                           Committee, Compensation
                           Committee and Director of the
                           Company since 1994.


                                   SCHEDULE I

     Name, Citizenship and             Present Occupation          Material Positions Held
   Current Business Address              or Employment            During The Past Five Years
   ------------------------            ------------------         --------------------------
R. Michael Momboisse.....        Chief Financial Officer, Vice  Chief Financial Officer and
                                 President--Legal and Secretary Vice President--Legal of the
                                 of the Company                 Company from July 1993 to
                                                                present and Secretary of the
                                                                Company from 1996 to present.

Vincent Franceschi.......        Vice President of the Company  Vice President of the Company
                                                                from May 1998 to present and
                                                                Area Operations Manager of the
                                                                Southwest areas of the
                                                                Company's Professional
                                                                Services Division ("PSD") from
                                                                April 1998 to present;
                                                                President and Chief Operating
                                                                Officer of Vectra
                                                                Technologies, Inc. ("Vectra")
                                                                from April 1997 to December
                                                                1997; Vice President and
                                                                General Manager of Vectra from
                                                                January 1994 to March 1997.

Patrick Gillespie........        Vice President of the Company  Vice President of the Company
                                                                from May 1998 to present and
                                                                Area Operations Manager of the
                                                                North areas of the Company's
                                                                PSD from April 1994 to
                                                                present.

John Kinsella............        Vice President of the Company  Vice President of the Company
(citizen of the United Kingdom)                                 from May 1998 to present and
                                                                Area Operations Manager of the
                                                                Northwest areas of the
                                                                Company's PSD from April 1998
                                                                to present; Vice President of
                                                                SCS Engineers from January
                                                                1992 to April 1998.

Gary McEntee.............        Vice President of the Company  Vice President of the Company
                                                                in charge of business
                                                                development from February 1997
                                                                to present; Manager of the
                                                                Company's Northeast and East
                                                                Consulting areas from April
                                                                1994 to February 1997.

Alan Ortiz...............        Vice President of the Company  Vice President of the Company
                                                                from May 1998 to present and
                                                                Area Operations Manager of the
                                                                South areas of the Company's
                                                                PSD from September 1996 to
                                                                present; Senior Manager at
                                                                KPMG Peat Marwick Consulting
                                                                from September 1995 to
                                                                September 1996; Vice President
                                                                of Golder Associates from
                                                                October 1991 to August 1995.

Mark A. Shipps...........        Vice President of the Company  Vice President of the Company
                                                                from May 1998 to present;
                                                                President of Organic Waste
                                                                Technologies, Inc., a wholly
                                                                owned subsidiary of the
                                                                Company, from 1990 to present.

                                  SCHEDULE II

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

  The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Parent. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Unless otherwise indicated, the principal business address of each director or executive officer of Parent is 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Directors of Parent are indicated with an asterisk. None of the persons listed below have bought or sold any Company Common Stock within the past 60 days.

  Name, Citizenship and          Present Occupation          Material Positions Held
 Current Business Address          or Employment            During the Past Five Years
 ------------------------        ------------------         --------------------------
*Daniel A. D'Aniello...... Managing Director of the       Managing Director of Carlyle
                           Carlyle Group ("Carlyle").     from 1987 to the present.
                           Chairman of the Executive
                           Committee, member of the
                           Compensation Committee and
                           Director of Parent since 1996.

*Anthony J. DeLuca........ Chief Executive Officer and    Chief Executive Officer and
                           President of Parent. Member of President of Parent from July
                           the Executive Committee and    1997 to the present; President
                           Director of Parent since 1996. and acting Chief Executive
                                                          Officer of Parent from July
                                                          1996 to July 1997; Senior Vice
                                                          President and Chief Financial
                                                          Officer of Parent from March
                                                          1990 to July 1997.

*Philip B. Dolan.......... Principal of Carlyle. Member   Principal of Carlyle from 1998
                           of the Executive Committee,    to the present; Vice President
                           Compensation Committee and     of Carlyle from 1992 to 1998.
                           Director of Parent since 1996.

*E. Martin Gibson......... Chairman of the Audit          Chairman of the Board of
                           Committee and Director of      Directors of Parent from April
                           Parent since 1994.             1995 to November 1996;
                                                          Chairman of Corning Life
                                                          Sciences, Inc. from 1992 to
                                                          December 1994.

*James C. McGill.......... Director and Private Investor. Director of Parent from 1990
                           Member of the Audit Committee  to the present; Private
                           and Director of Parent since   investor for the last 5 years.
                           1990.

*Richard W. Pogue......... Member of the Audit Committee  A consultant with Dix & Eaton;
                           and Director of Parent since   Lawyer with the law firm
                           June 1998.                     Jones, Day, Reavis & Pogue
                                                          from 1961 to June 1994.

*Robert F. Pugliese....... Special Counsel to Eckert      Special Counsel to Eckert from
                           Seamans Cherin & Mellott       1993 to the present.
                           ("Eckert"). Member of the
                           Audit Committee and Director
                           of Parent since 1996.

*Charles W. Schmidt....... Member of the Compensation     Senior Vice President,
                           Committee and Director of      External Affairs of Raytheon
                           Parent since June 1998.        Company, and President and
                                                          Chief Executive Officer of SCA
                                                          Services, Inc.

                                  SCHEDULE II

 Name, Citizenship and Current         Present Occupation          Material Positions Held
        Business Address                 or Employment            During the Past Five Years
 -----------------------------         ------------------         --------------------------
 *Admiral James David Watkins..  President of the Joint         President of JOI from 1993 to
                                 Oceanographic Institutions,    the present; President of
                                 Inc. ("JOI"). Member of the    Consortium Oceanographic
                                 Compensation Committee and     Research and Education from
                                 Director of Parent since 1996. 1994 to the present; Secretary of Energy under President Bush
                                                                from 1989 to 1993.

 David L. Backus...........      Senior Vice President,         Senior Vice President,
                                 Outsourced Services and        Outsourced Services and
                                 International of Parent.       International of Parent from
                                                                December 1998 to the present;
                                                                Vice President, Western
                                                                Operations of Fluor Daniel
                                                                GTI, Inc. from 1992
                                                                to December 1998.

 James G. Kirk.............      Vice President, General        Vice President, General
                                 Counsel and Secretary of       Counsel and Secretary of
                                 Parent.                        Parent from September 1996 to
                                                                the present; General Counsel,
                                                                Eastern Operations of Parent
                                                                from 1991 to September 1996.

 James R. Mahoney..........      Senior Vice President,         Senior Vice President,
                                 Consulting and Ventures of     Consulting and Ventures of
                                 Parent.                        Parent from July 1996 to the
                                                                present; Senior Vice
                                                                President, Technical
                                                                Operations and Corporate
                                                                Development of Parent from
                                                                March 1995 to July 1996;
                                                                Senior Vice President,
                                                                Corporate Development and
                                                                Sales of Parent from April
                                                                1992 to March 1995.

 Raymond J. Pompe..........      Senior Vice President,         Senior Vice President,
                                 Engineering and Construction   Engineering and Construction
                                 of Parent.                     of Parent from July 1996 to
                                                                the present; Senior Vice
                                                                President, Project Operations
                                                                of Parent from March 1995 to
                                                                July 1996; Vice President,
                                                                Construction and Remediation
                                                                of Parent from 1988 to March
                                                                1995.

 Philip O. Strawbridge.....      Senior Vice President and      Senior Vice President and
                                 Chief Administrative Officer   Chief Administrative Officer
                                 of Parent.                     of Parent from May 1998 to the
                                                                present; Senior Vice
                                                                President, Chief Financial and
                                                                Administrative Officer of OHM
                                                                Corporation from February 1996
                                                                to May 1998; Senior Director
                                                                of Contracts and Finance of
                                                                Fluor Daniel, Inc. prior to
                                                                February 1996.

                                  SCHEDULE II

  The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Unless otherwise indicated, the principal business address of each director or executive officer of Purchaser is 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Directors of Purchaser are indicated with an asterisk. None of the persons listed below have bought or sold any Company Common Stock within the past 60 days.

  Name, Citizenship and          Present Occupation          Material Positions Held
 Current Business Address          or Employment            During the Past Five Years
 ------------------------        ------------------         --------------------------
*James G. Kirk............ Chief Executive Officer and    Vice President, General
                           President of Purchaser. Vice   Counsel and Secretary of
                           President, General Counsel and Parent from September 1996 to
                           Secretary of Parent. Director  the present; General Counsel,
                           of Purchaser since 1999.       Eastern Operations of Parent
                                                          from 1991 to September 1996.

*James M. Redwine......... Secretary of Purchaser. Senior Currently Senior Corporate
                           Corporate Counsel and          Counsel and Assistant
                           Assistant Secretary of Parent. Secretary of Parent and has
                           Director of Purchaser since    been an employee of Parent for
                           1999.                          the past five years. He has
                                                          held the positions of
                                                          Corporate Counsel and
                                                          Associate Counsel of Parent.

*Harry J. Soose........... Chief Financial Officer and    Currently Vice President,
                           Vice President of Purchaser.   Finance and Controller of
                           Vice President, Finance and    Parent and has been an
                           Controller of Parent. Director employee of Parent since 1991.
                           of Purchaser since 1999.       He has held positions of Vice
                                                          President and Controller and
                                                          Controller, Construction and
                                                          Remediation Division of
                                                          Parent.

Richard R. Conte.......... Treasurer of Purchaser. Vice   Vice President and Treasurer
                           President and Treasurer of     of Parent from June 1997 to
                           Parent.                        present; Chairman, President
                                                          and Principal Financial
                                                          Officer of Rymac Mortgage
                                                          Investment Corporation,
                                                          a publicly traded REIT, which
                                                          in 1996 became known as Core
                                                          Materials Corporation, from
                                                          1992 to May 1997.

James R. Mahoney.......... Vice President of Purchaser.   Senior Vice President,
                           Senior Vice President,         Consulting and Ventures of
                           Consulting and Ventures of     Parent from July 1996 to the
                           Parent.                        present; Senior Vice
                                                          President, Technical
                                                          Operations and Corporate
                                                          Development of Parent from
                                                          March 1995 to July 1996;
                                                          Senior Vice President,
                                                          Corporate Development and
                                                          Sales of Parent from April
                                                          1992 to March 1995.

                                    ANNEX A

         TEXT OF CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

 Section
 -------
 1300.   Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.
 1301.   Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents.
 1302.   Submission of share certificates for endorsement; uncertificated securities.
 1303.   Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment.
 1304.   Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers.
 1305.   Report of appraisers; confirmation; determination by court; judgment;
         payment; appeal; costs.
 1306.   Prevention of immediate payment; status as creditors; interest.

 Section
 -------
 1307.   Dividends on dissenting shares.


 1308.   Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.
 1309.   Termination of dissenting share and shareholder status.
 1310.   Suspension of right to compensation or valuation proceedings;
         litigation of shareholders' approval.
 1311.   Exempt shares.
 1312.   Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

(S) 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. (Added by Stats.1975, c. 682, (S) 7, eff. Jan. 1, 1977. Amended by Stats.1976, c. 641,
(S) 21.3, eff. Jan. 1, 1977; Stats.1982, c. 36, p. 69, (S) 3, eff. Feb. 17,
1982; Stats.1990, c. 1018 (A.B.2259), (S) 2; Stats.1993, c. 543 (A.B.2063),
(S) 13.)

(S) 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (Added by Stats.1975, c. 682, (S) 7, eff. Jan. 1, 1977. Amended by Stats.1976, c. 641, (S) 21.6, eff. Jan. 1, 1997; Stats.1980, c. 501, p. 1052,
(S) 5; Stats.1980, c. 1155, p. 3831, (S) 1.)

(S) 1302. Submission of share certificates for endorsement; uncertificated securities

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. (Added by Stats.1975, c. 682, (S) 7, eff. Jan. 1, 1977. Amended by Stats.1986, c. 766, (S) 23.)

(S) 1303. Payment of agreed price with interest; agreement fixing fair market value; filing, time of payment

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. (Added by Stats.1975, c. 682, (S) 7, eff. Jan. 1, 1977. Amended by Stats.1980, c. 501, p. 1053, (S) 6;
Stats.1986, c. 766, (S) 24.)

(S) 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. (Added by Stats.1975, c. 682, (S) 7, eff Jan. 1, 1977.)

(S) 1305. Report of appraisers; confirmation; determination of court; judgment; payment; appeal; costs

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301). (Added by Stats.1975, c. 682, (S) 7, eff Jan. 1, 1977. Amended by Stats.1976, c. 641, (S) 22, eff Jan. 1, 1977; Stats.1977, c. 235, p. 1068,
(S) 16; Stats.1986, c. 766, (S) 25.)

(S) 1306. Prevention of immediate payment; status as creditors; interest

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. (Added by Stats.1975, c. 682, (S) 7, eff Jan. 1, 1977.)

(S) 1307. Dividends on dissenting shares

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. (Added by Stats.1975, c. 682, (S) 7, eff Jan. 1, 1977.)

(S) 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. (Added by Stats.1975, c. 682, (S) 7, eff Jan. 1, 1977.)

(S) 1309. Termination of dissenting share and shareholder status

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting, shares. (Added by Stats.1975, c. 682, (S) 7, eff Jan. 1, 1977.)

(S) 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation. (Added by Stats.1975, c. 682, (S) 7, eff Jan. 1, 1977.)

(S) 1311. Exempt shares

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. (Added by Stats.1975, c. 682, (S) 7, eff Jan. 1, 1977. Amended by Stats.1988, c. 919,
(S) 8.)

(S) 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. (Added by Stats.1975, c. 682, (S) 7, eff Jan. 1, 1977. Amended by Stats.1976, c. 641, (S) 22.5, eff
Jan. 1, 1977; Stats.1988, c. 919, (S) 9.)

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

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and Share Certificates should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.


  By First Class Mail:                   By Overnight Delivery:                        By Hand:

      P.O. Box 3301                        85 Challenger Road                   120 Broadway, 13th Floor
South Hackensack, New Jersey 07606          Mail Drop-Reorg                    New York, New York 10271
  Attn: Reorganization Department    Ridgefield Park, New Jersey 07660       Attn: Reorganization Department
                                      Attn: Reorganization Department

   By Facsimile Transmission:                                     To Confirm Facsimile Transmission Only, Call:
(For Eligible Institutions Only)                                                    (201) 296-4860
       (201) 296-4293

  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                      [LOGO OF MACKENZIE PARTNERS, INC.]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         Call Toll-Free (800) 322-2885

                     The Dealer Manager for the Offer is:

                         [LOGO OF CIBC WORLD MARKETS]

                          One World Financial Center
                           New York, New York 10281
                                (212) 856-3540